                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                                  PACIFICORP
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                                                  March 31, 1995

To Our Shareholders:

  Our annual meeting of shareholders will be held this year in Salt Lake City, Utah, and you are cordially invited to attend.

   Date:    Wednesday, May 10, 1995
   Time:    1:30 p.m.
   Place:   Symphony Hall
            123 West South Temple
            Salt Lake City, Utah

  The official business portion of the meeting will cover the items described in the notice of the annual meeting and the proxy statement which are attached.

  Management will also report on operations and other matters affecting the Company, followed by a question and answer session. After the meeting, officers and directors will be available to visit with shareholders.

  Should you have any questions about any of the matters to be considered at the meeting, we would be happy to hear from you.

                                          Sincerely,

                                          [SIGNATURE]

                                          President and Chief Executive
                                           Officer

                                          [SIGNATURE]

                                          Chairman

P.S. A significant number of our shareholders own less than 100 shares each.
     Regardless of the number of shares you own, your vote is important. The prompt return of your proxy will save follow-up expenses and assure proper representation at the meeting.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of PACIFICORP:

  The 1995 Annual Meeting of Shareholders of PacifiCorp will be held at the Symphony Hall, 123 West South Temple, Salt Lake City, Utah on Wednesday, May 10, 1995, at 1:30 p.m. Mountain Daylight Time, for the following purposes:

  1. to elect four Class II directors, each to serve for a term of three years, and one Class III director to serve for a term of one year, and until their successors are duly elected and qualified;

  2. to act on the proposed ratification of the appointment of Deloitte & Touche LLP to serve as independent auditor of the Company for the year 1995; and

  3.  to transact such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on March 17, 1995 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The meeting is subject to adjournment from time to time as the shareholders present in person or by proxy may determine.

  All shareholders who find it convenient to do so are cordially invited to attend the meeting in person.

  Whether or not you plan to attend, please sign, date and return the accompanying form of proxy in the enclosed postage paid return envelope. We shall appreciate your giving this matter your prompt attention.

                                          By Order of the Board of Directors

                                          Sally A. Nofziger
                                          Vice President and Corporate
                                           Secretary

Portland, Oregon
March 31, 1995

                       [LOGO OF PACIFICORP APPEARS HERE]

                               700 N.E. MULTNOMAH
                             PORTLAND, OREGON 97232

                                PROXY STATEMENT

  A proxy in the accompanying form is solicited by the Board of Directors of PacifiCorp, an Oregon corporation (Company), for use at the meeting of shareholders to be held at the Symphony Hall, 123 West South Temple, Salt Lake City, Utah, on Wednesday, May 10, 1995, at 1:30 p.m. Mountain Daylight Time, and at any adjournment or adjournments thereof. The approximate date this proxy statement and accompanying proxy card are first being sent to shareholders is March 31, 1995.

  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Corporate Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by electing to vote in person while in attendance at the meeting in Salt Lake City. However, a shareholder who attends the meeting need not revoke the proxy and vote in person, unless so desired.

  The shares represented by each proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the directors, for approval of Deloitte & Touche LLP as auditor and in accordance with this proxy statement on any other business that may properly come before the meeting. Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote at the Annual Meeting if a quorum is present. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted for any purpose in determining whether a proposal is approved and have no effect on the determination of whether a plurality exists with respect to a given nominee.

  The Company's outstanding voting securities at March 17, 1995 consisted of 284,260,821 shares of Common Stock, 126,533 shares of 5% Preferred Stock, 657,943 shares of Serial Preferred Stock, 440,000 shares of $7.12 No Par Serial Preferred Stock, 1,000,000 shares of $7.70 No Par Serial Preferred Stock and 750,000 shares of $7.48 No Par Serial Preferred Stock, each of which is entitled to one vote on all matters to be presented at the meeting, and 5,000,000 shares of the $1.98 No Par Serial Preferred Stock, Series 1992, and 666,210 shares of the $2.13 Series of No Par Serial Preferred Stock, each of which is entitled to one-quarter of one vote on all matters to be presented at the meeting. Only shareholders of record at the close of business on March 17, 1995 will be entitled to notice of and to vote at the meeting and any adjournment thereof. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning beneficial ownership of the Company's stock.

                            1. ELECTION OF DIRECTORS

  The persons named in the proxy will vote your stock for the election of four directors to serve in Class II of the Company's Board of Directors for terms expiring at the 1998 Annual Meeting and one director to serve in Class III for a term expiring at the 1996 Annual Meeting, and until their successors shall be duly elected and qualified. If any of the nominees becomes unavailable for election for any reason (none currently being known), the proxy holders will have discretionary authority to vote pursuant to the proxy for a suitable substitute or substitutes. Each nominee for director to serve in Class II is now serving on the Board. There are no family relationships among the directors and executive officers of the Company.

  The Board of Directors is divided into three classes: Class I, Class II and Class III, each class as nearly equal in number as possible. The directors in each class hold office for three-year terms. Four of the current Class II directors, whose present terms expire in 1995, are being proposed for election for new three-year terms (expiring in 1998) at this Annual Meeting. A. M. Gleason, Vice Chairman of the Board and a current member of Class II, has advised the Board that he does not choose to stand for reelection because he is retiring as an employee on May 1, 1995 and believes that retiring officers should not continue to serve on the Board. The Bylaws of the Company provide that the term of any director shall not extend beyond the regular quarterly meeting of the Board of Directors following the date the director reaches age 70, regardless of the normal expiration of the director's term. The tables that follow include information with respect to each director's business experience for the past five years. See "Security Ownership of Certain Beneficial Owners and Management" for information concerning share ownership of nominees and directors.

  The Board of Directors recommends a vote FOR the election of these nominees.

                NOMINEES FOR ELECTION AT THE 1995 ANNUAL MEETING

                   NAME, AGE, CLASS, PRINCIPAL                      DIRECTOR
               OCCUPATION AND OTHER DIRECTORSHIPS                     SINCE
               ----------------------------------                 -------------
Kathryn A. Braun, 43 (Class II, 1998) ........................... November 1994
  Executive Vice President, Western Digital Corporation, a
  computer equipment company, Irvine, California, since 1988;
  director of Sundisk Corporation.
Richard C. Edgley, 59 (Class II, 1998)...........................     1987
  Member of the Presiding Bishopric, formerly Managing Director,
  Finance and Records Department of The Church of Jesus Christ of
  Latter-day Saints; previously Vice President of Administration and Control for consumer non-food operations, General Mills,
  1977-1981.
Robert G. Miller, 50 (Class II, 1998)............................  August 1994
  Chairman and Chief Executive Officer, Fred Meyer, Inc., a
  retail merchandising company, Portland, Oregon, since 1991;
  formerly Executive Vice President of Retail Operations,
  Albertsons, Inc., 1989-1991.
Verl R. Topham, 60 (Class II, 1998)..............................   May 1994
  Senior Vice President and General Counsel of the Company since
  May 27, 1994; formerly President, Utah Power & Light Company,
  1990-1994.
Peter I. Wold, 47 (Class III, 1996)..............................
  Partner, Wold Oil & Gas Company, an oil and gas exploration and production company, Casper, Wyoming, since 1981; Director of
  Key Bank of Wyoming and Federal Reserve Bank of Kansas City.

                         DIRECTORS WHOSE TERMS CONTINUE

                   NAME, AGE, CLASS, PRINCIPAL                      DIRECTOR
               OCCUPATION AND OTHER DIRECTORSHIPS                     SINCE
               ----------------------------------                 -------------
Frederick W. Buckman, 49 (Class III, 1996)....................... February 1994
  President and Chief Executive Officer of the Company since
  February 1, 1994; formerly President and Chief Executive
  Officer of Consumers Power Company, Jackson, Michigan, 1992-
  1994; President and Chief Operating Officer of Consumers Power
  Company, 1988-1991; Director of PacifiCorp Holdings, Inc.
C. Todd Conover, 55 (Class I, 1997) .............................     1991
  General Manager, Finance Industry Group, Tandem Computers
  Incorporated, a computer manufacturing company, Cupertino,
  California, since January 1994; President and Chief Executive
  Officer, The Vantage Company, a business consulting firm, Los
  Altos, California, since 1992; formerly President and Chief
  Executive Officer, Central Banks of Colorado, 1991-1992;
  partner and National Director-Bank Consulting, KPMG Peat
  Marwick 1988-1990; Director of Blount, Inc. and PacifiCorp
  Holdings, Inc.
John C. Hampton, 69 (Class I, 1997) .............................     1983
  Chairman and Chief Executive Officer of Hampton Resources, Inc.
  and affiliated companies, forest products industries, Portland,
  Oregon.
Nolan E. Karras, 50 (Class I, 1997) .............................     1993
  Investment Adviser, Karras & Associates, Inc., Roy, Utah, 1983
  to date; former Member of Utah House of Representatives (1981-
  1990); Speaker of the House (1989-1990); Chairman of Utah State
  Building Board; Director of PacifiCorp Holdings, Inc.
Keith R. McKennon, 61 (Class I, 1997) ...........................     1990
  Chairman of the Board since February 9, 1994; formerly Chairman
  (1992-1994) and Chief Executive Officer (1992-1993), Dow
  Corning Corporation, Midland, Michigan; Executive Vice
  President and Director, The Dow Chemical Company, 1990-1992;
  President, Dow Chemical USA, 1987-1990; Director of Tektronix,
  Inc. and Marion Merrell Dow Inc.
Don M. Wheeler, 66 (Class III, 1996).............................     1989
  Chairman and Chief Executive Officer, formerly President and
  General Manager, Wheeler Machinery Company, equipment and
  machinery sales, repairs, parts and service, Salt Lake City,
  Utah.
Nancy Wilgenbusch, 47 (Class III, 1996)..........................     1986
  President, Marylhurst College, Portland, Oregon; previously
  Vice President of Marketing and Public Affairs, College of
  Saint Mary, Omaha, Nebraska, 1981-1984; Director of Pacific
  Telecom, Inc.

                 DIRECTOR COMPENSATION AND CERTAIN TRANSACTIONS

  The Company's directors other than officers are compensated for their board service by a combination of cash and Company Common Stock under a Non-Employee Directors' Stock Compensation Plan that seeks to increase the community of interest between the Company's shareholders and its directors. Under this plan, non-employee directors of the Company are granted approximately $75,000 worth of the Company's Common Stock every five years. Non-employee directors having fewer than five years of service remaining before reaching retirement age receive stock equivalent to approximately $15,000 for each remaining year. Stock granted under this plan vests over the five-year period following the grant or shorter period to retirement, and unvested shares are forfeited if the recipient ceases to be a director. The shares are purchased in the market with funds supplied by the Company, and the certificates are then held by the Company until the shares vest. During 1994, an aggregate of 4,739 shares previously granted under the plan became vested.

  The Company's directors other than officers receive the balance of their compensation in the form of cash. They are paid $16,000 per year plus $750 for each Board or committee meeting attended. Mr. McKennon is paid $155,000 per year in Company Common Stock for his service as Chairman of the Board, including his $15,000 per year participation in the Non-Employee Directors' Stock Compensation Plan. Members of the Executive Committee and chairs of the other committees of the Board are paid an additional $2,500 per year. Non-employee members of the regional boards are paid $9,000 per year plus $600 for each meeting attended. See "Regional Boards." In addition, members of the Utah Board who are former directors of Utah Power & Light Company, including Messrs. Peterson and Wheeler, participate in a retirement plan under which they are eligible to receive benefits of $560 per month upon retirement at age 65 or older and certain death benefits.

  During 1994, Messrs. Conover and Karras each received $3,750 in directors' fees from PacifiCorp Holdings, Inc., and Dr. Wilgenbusch received $20,100 in directors' fees from Pacific Telecom, Inc. (Pacific Telecom). Dr. Wilgenbusch is also a participant in Pacific Telecom's non-employee director stock compensation plan, pursuant to which non-employee directors of Pacific Telecom are granted approximately $37,500 worth of Pacific Telecom common stock every five years. A director's right to receive stock awarded under this plan accrues over the five-year period following the grant or shorter period to retirement, and unaccrued shares are forfeited if the recipient ceases to be a director prior to the end of such period. Accrued shares vest upon retirement and are subject to forfeiture prior to retirement under certain circumstances. The shares are purchased in the market with funds supplied by Pacific Telecom, and the certificates are held by Pacific Telecom until the director retires from board service. Dividends on shares accumulate and are paid to the director at the time the shares vest.

  In 1994, the Company and its subsidiaries paid $51,775 in legal fees to Hathaway, Speight & Kunz, a law firm in which Stanley K. Hathaway, a former director who retired from the Board in August 1994, is a partner.

  Mr. Wheeler is President of Wheeler Machinery Company, a company engaged in sales and service of large earth-moving and grading equipment, engines and related machinery. During 1994, the Company and its subsidiaries purchased equipment and services from this company in the ordinary course of business for a total of approximately $1,690,119. Richard E. Wheeler, Mr. Wheeler's brother, is the owner of Wyoming Machinery Company, a business located in Casper, Wyoming, similar to, but separate from, Wheeler Machinery Co. During 1994, the Company and its subsidiaries purchased equipment and services from this company in the ordinary course of business for a total of approximately $5,995,886. The Company believes that the terms of these transactions were no less favorable to the Company than those available from other parties. Similar purchases have been made by the Company or its predecessors from these two companies since 1951.

                                BOARD COMMITTEES

  The Board of Directors is responsible for the overall affairs of the Company. To assist in carrying out its responsibilities, the Board has delegated certain authority to several standing committees. The Board generally appoints members of committees at its Annual Meeting in May of each year. The membership of these committees as of March 31, 1995 is as follows:

                             COMMITTEE ON
EXECUTIVE COMMITTEE          DIRECTORS                          AUDIT COMMITTEE
-------------------          ------------                       ---------------
Keith R. McKennon*           C. Todd Conover*                   Nancy Wilgenbusch*
Frederick W. Buckman         Keith R. McKennon                  Kathryn A. Braun
C. Todd Conover              Don M. Wheeler                     Richard C. Edgley
Richard C. Edgley                                               Nolan E. Karras
John C. Hampton                                                 Don M. Wheeler
PERSONNEL COMMITTEE          FINANCE COMMITTEE                  PRICING COMMITTEE
-------------------          -----------------                  -----------------
John C. Hampton*             Richard C. Edgley*                 Frederick W. Buckman
Nolan E. Karras              Frederick W. Buckman               A. M. Gleason
Robert G. Miller             C. Todd Conover
Nancy Wilgenbusch            A. M. Gleason
                             Robert G. Miller

---------------------
*Chair

  The Executive Committee held one meeting in 1994. The committee has and may exercise all of the powers of the Board during the intervals between its meetings that may be lawfully delegated, subject to such limitations as may be provided by resolution of the Board.

  The Committee on Directors seeks and recommends specific candidates for directors. In addition, the Committee on Directors reviews and recommends to the Board policies on the qualifications, tenure, compensation and retirement of directors and monitors compliance by individual directors with the policies adopted by the Board. Shareholders who wish to submit names to the Committee on Directors for consideration should do so in writing addressed to the Committee on Directors, c/o Corporate Secretary, PacifiCorp, 700 N.E. Multnomah, Portland, Oregon 97232. The Committee on Directors held five meetings in 1994.

  The Audit Committee held five meetings in 1994. It nominates the independent auditor of the Company for approval by the Board of Directors and the shareholders, reviews the planned scope and results of the annual audit, confers with the independent auditor and reviews its recommendations with respect to accounting, internal control and other matters, and confers periodically with accounting officers of the Company. The Audit Committee also reviews important regulatory and accounting pronouncements, meets with management and the internal auditors to review the scope and results of internal audit activity, as appropriate, and periodically reviews the adequacy of the Company's accounting and financial personnel resources. The chair of the audit committee of Pacific Telecom reports that committee's deliberations and activities to the Audit Committee. The Audit Committee reports the results of its reviews and meetings to the Board.

  The Personnel Committee makes recommendations to the Board on executive compensation plans, approves salaries for officers of the Company and administers the Long-Term Incentive Plan, the Supplemental Executive Retirement Plan, the Executive Severance Plan, and the Compensation Reduction Plan. The Committee consists of four directors who are not current or former officers or employees of the Company or any of its subsidiaries. The chair of the personnel committee of Pacific Telecom attends meetings of the Personnel Committee in order to coordinate compensation decisions between the business units, although the board of that subsidiary has responsibility for setting the compensation of its officers, including the annual cash compensation and subsidiary long-term incentive plan compensation of its Chairman, President and Chief Executive Officer, who is considered to be an executive officer of the Company. The Personnel Committee held six meetings in 1994. See "Personnel Committee Report on Executive Compensation" below.

  The Finance Committee, to the extent authority is delegated to it by the Board with respect to each issuance of securities, approves the final terms of issuance. The committee also consults with appropriate officers of the Company concerning requirements for capital, the condition of the capital markets and the most appropriate means of obtaining capital as needed from time to time. The committee also reviews the general terms of proposed financings when requested by the Chairman of the Board, the President or any Vice President, and reports thereon to the Board. It held three meetings in 1994.

  The Pricing Committee, to the extent authority is delegated to it by the Board of Directors with respect to each issuance of securities, approves the final terms of issuance within parameters set by the Board. The Pricing Committee also authorizes redemptions of the Company's debt and equity securities in accordance with their terms. The Pricing Committee held two meetings during 1994.

  The Board of Directors held eight meetings in 1994. All Board members except Mr. Miller attended at least 75% of the aggregate of the meetings of the Board and the committees of which they were members. Mr. Miller joined the Board in August; he attended the quarterly Board meetings in August and November 1994 but was unable to attend a special meeting in November 1994.

                                REGIONAL BOARDS

  In February 1995, the Board of Directors established the Pacific Board, the Utah Board and the Wyoming Board, each of which has been delegated certain responsibilities relating to the business and operations of the Company in a designated service territory, including review of policies and practices with respect to customer service and strategic planning. The Pacific and Utah Boards replace the former Pacific Power Board and Utah Power Board. The Wyoming Board has not been formally organized. Membership of these boards includes persons who are not directors of the Company. The former Pacific Power Board and Utah Power Board each held four meetings in 1994.

         PACIFIC BOARD                                  UTAH BOARD
         -------------                                  ----------
         William B. Douglas*                            Richard C. Edgley
         M. K. Felt*                                    Nolan E. Karras
         John C. Hampton                                Paul G. Lorenzini*
         Paul G. Lorenzini*                             John E. Mooney*, Chair
         John E. Mooney*, Chair                         Chase N. Peterson*
         Michael D. Naumes*                             Verl R. Topham
         Linda Shelk*                                   Don M. Wheeler
         Ethel Simon-McWilliams*
         Verl R. Topham

---------------------
*Not a director of the Company

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of March 17, 1995 regarding the beneficial ownership of the Company's Common Stock and Common Stock of Pacific Telecom by (i) each director or nominee for director of the Company; (ii) each of the executive officers named in the Summary Compensation Table below; and (iii) all executive officers and directors of the Company as a group. As of March 17, 1995, each of the directors and executive officers identified below and all executive officers and directors of the Company as a group owned less than 0.1% of the Company's Common

Stock and less than 1% of the Common Stock of Pacific Telecom. No person is known by the Company to be the beneficial owner of more than five percent of any class of the Company's stock.

                                                       NUMBER OF SHARES (1)
                                                    ---------------------------
                  BENEFICIAL OWNER                  PACIFICCORP PACIFIC TELECOM
                  ----------------                  ----------- ---------------
Directors and Nominees
 Kathryn A. Braun..................................     4,260         --
 Frederick W. Buckman..............................    90,620         --
 C. Todd Conover ..................................     5,363         --
 John C. Hampton ..................................     8,379         --
 Nolan E. Karras ..................................     3,741         --
 Keith R. McKennon ................................    18,744         --
 Richard C. Edgley ................................     5,221         --
 A.M. Gleason......................................    87,392        44,404
 Robert G. Miller..................................     4,286         --
 Verl R. Topham....................................    27,829         --
 Don M. Wheeler....................................    12,818         --
 Nancy Wilgenbusch ................................     5,688         2,711
 Peter I. Wold ....................................     --            --
Nondirector Executive Officers
 Paul G. Lorenzini ................................    12,763         --
 Charles E. Robinson ..............................    13,052        72,166
 All executive officers and directors as a group
  (26 persons) ....................................   422,565       121,797
                                                      -------       -------

---------------------
(1) Includes ownership of (a) shares held by family members even though beneficial ownership of such shares may be disclaimed, (b) shares granted and subject to vesting as to which the individual has voting but not investment power under individual compensation arrangements or one or more of the stock based compensation plans of the Company or Pacific Telecom and
    (c) shares held for the account of such persons pursuant to the Compensation Reduction Plan.

                     2. APPOINTMENT OF INDEPENDENT AUDITOR

    The Board of Directors, on recommendation of the Audit Committee and subject to ratification by shareholders, has appointed Deloitte & Touche LLP to perform an examination of the consolidated financial statements of the Company and its subsidiaries for the year 1995 and to render its opinion thereon.

    Deloitte & Touche LLP is an international accounting firm with substantial experience in public utility accounting matters, an accounting area subject to detailed regulation at both the national and state levels. The firm has acted as independent auditor for PacifiCorp since 1933 and, as a consequence, has competent, professionally qualified personnel who are familiar with the history and operations of the Company. The Board of Directors believes that the firm is well qualified to serve as the Company's independent auditor for 1995.

  Representatives of the firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

  The Board of Directors recommends a vote FOR this proposal.

              PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Personnel Committee of the Board of Directors is responsible for approving compensation levels for officers of the Company, administering executive compensation plans as authorized by the Board and recommending executive compensation plans and compensation of the Chief Executive Officer to the Board for approval. The Committee is also responsible for approving incentive plans for all employees, salary structure and merit programs for senior management and changes in policy relating to employee benefits. Following is the report of the Personnel Committee describing the components of the Company's executive compensation program and the basis upon which 1994 compensation determinations were made.

                            COMPENSATION PHILOSOPHY

  It is the philosophy of the Company that executive compensation be linked closely to corporate performance and increases in shareholder value. The Company's compensation program has the following objectives:

  . Provide competitive total compensation that enables the Company to attract and retain key executives.

  . Provide variable compensation opportunities that are linked to performance.

  . Establish an appropriate balance between incentives focused on short-term objectives and those encouraging sustained superior earnings performance and increases in shareholder value.

  Qualifying compensation for deductibility under IRC Section 162(m), which limits to $1 million the annual deduction by a publicly held corporation of compensation paid to any executive except with respect to certain forms of incentive compensation that qualify for exclusion, is one of many factors that the Company considers in designing its incentive compensation arrangements. The Company views the objectives outlined above as more important than compliance with the technical requirements necessary to exclude compensation from the deductibility limit of IRC Section 162(m). Nevertheless, the Company anticipates that the amount of compensation in excess of the deductibility limit of IRC Section 162(m) for all executive officers as a group will not be material.

                        COMPENSATION PROGRAM COMPONENTS

  The Personnel Committee, assisted by its outside consultant, evaluates the total compensation package of executives annually in relation to competitive pay levels. For positions with corporate-wide responsibility, the Committee uses a blend of competitive data from comparably sized companies in the electric utility industry and general industry, reflecting the diversification of the Company's business operations. The companies used for the competitive compensation analysis are not exactly the same as those electric utility companies included in the preparation of the performance graph set forth below because the Committee believes that all of those companies are not necessarily the Company's most direct competitors for executive talent. The weighting of the data for each officer depends upon the responsibilities of the officer. For officers whose exclusive focus is electric operations, the weighting is 100% electric utility industry data. For officers who have corporate-wide focus, the weighting depends upon the relative size of the electric operations at the time the analysis is made; for 1994, the weighting was 80% electric utility industry and 20% general industry data, except for general accounting positions for which 100% general industry data were used. For officers with responsibilities outside of electric operations, relevant industry data were utilized. The Committee seeks to maintain compensation opportunities for the Company's senior executives such that they have a higher percentage of compensation at risk than is typical for similar positions in the utility industry. For Mr. Robinson, the Committee establishes awards under the Company's Long-Term Incentive Plan, but the board of directors of Pacific Telecom has responsibility for fixing his annual cash compensation and his awards under Pacific Telecom's Long-Term Incentive Plan.

  The Company's executive compensation program consists of two principal elements: (a) annual cash compensation and (b) long-term incentive pay. Actual compensation depends upon performance as described below.

  Annual cash compensation is comprised of base salary and annual incentive compensation. Base salaries and target incentive amounts are reviewed for adjustment at least annually based upon competitive pay levels, individual performance and potential, and changes in duties and responsibilities. Base salary and the incentive target are set at a level such that total annual cash compensation for satisfactory performance would approximate the midpoint of pay levels in the comparison group used to develop competitive data. Actual incentive amounts may be less or more than target depending upon Company and business unit performance in relation to established performance objectives, which include achievement of targeted earnings available for Common Stock and the success of the participant's organizational unit in achieving specific operational, financial and management goals such as employee safety, system availability and reliability, cost containment, customer service, and environmental stewardship. The relative weights of the performance criteria vary among organizational units in accordance with the nature of their operations. Earnings to a specified limit above the threshold target fund the incentive pool. For 1994, the Company achieved earnings available for Common Stock that resulted in an incentive pool equal to 126% of target. The incentive pool is limited to 150% of the officers' aggregate target awards. The amount of annual incentive compensation payable to a participant from the pool is a function of actual operating unit performance relative to goals. In aggregate, the operating units achieved 96% of the objectives established for 1994. For selected PacifiCorp officers with overall corporate responsibility, the Company's performance measurement is based on a weighted average of the performance factors of the Company's businesses. For 1994, actual awards ranged between 116% and 139% of target awards. The plan limits the maximum amount that any participant can receive to 150% of the participant's target award. Payments for 1994 are shown in the Summary Compensation Table below.

  The long-term incentive compensation program is intended to encourage executives to strive to achieve sustained superior earnings performance and increased shareholder value. In 1994, the shareholders approved the 1993 Restatement of the Company's Long-Term Incentive Plan (Restated Plan) to replace the original plan which had been adopted in 1985. The Restated Plan is designed to provide stock-based incentives in the form of annual grants of restricted stock coupled with a requirement that participants invest their own personal resources in the stock of the Company or Pacific Telecom. The Committee believes that the Restated Plan aligns the interests of executive employees more closely with those of shareholders, provides an opportunity to link grant size to achievement of performance, and provides a stronger compensation element for retention of key employees.

  The Restated Plan provides for grants of restricted stock based on past performance rather than target awards for future performance cycles. The Restated Plan provides that the Committee may vary the grants each year based on a subjective assessment of the Company's overall performance in relation to long-term goals and plans. In determining the individuals to whom awards will be made and the amounts of the grants, the Committee considers criteria such as the following: (a) total shareholder return relative to peer companies; (b) earnings per share growth over time relative to peer companies; (c) achievement of long-term goals, strategies and plans; and (d) maintenance of competitive position. Shares awarded under the Restated Plan are subject to such terms, conditions and restrictions as may be determined by the Committee to be consistent with the purpose of the Restated Plan and the best interests of the shareholders. The restrictions may include stock transfer restrictions and forfeiture provisions designed to facilitate the achievement by participants of specified stock ownership goals. Initial grants were made in 1993, subject to approval of the Restated Plan by the shareholders in 1994. No grants of restricted stock were made under the Restated Plan in 1994.

  In 1994, the Board of Directors approved a Compensation Reduction Plan in which key executives and directors may participate. Pursuant to the Plan, participants may defer, until retirement or a preset future date, receipt of cash compensation to a stock account to be invested in Company Common Stock, or to a cash account on which interest is paid at a rate equal to the Moody's Intermediate Corporate Bond Yield for Aa rated Public Utility Bonds. Participants may also defer receipt of restricted stock awards to their stock accounts.


                    COMPENSATION OF CHIEF EXECUTIVE OFFICER

  A. M. Gleason served as President and Chief Executive Officer until February 1, 1994, when he was elected Vice Chairman of the Board. Since that date, Mr. Gleason has been compensated at an annual rate equal to his total cash compensation for 1993. That compensation level will continue until his retirement on May 1, 1995. Mr. Gleason's 1994 incentive award, as shown in the Summary Compensation Table, reflects 126% of his target award for the one month in 1994 during which he was Chief Executive Officer. In establishing Mr. Gleason's incentive award, 80% was based on the performance of the Company's electric operations, as described above, and 20% was based on the performance of Pacific Telecom and PacifiCorp Financial Services. The performance of Pacific Telecom was measured on the basis of the return on shareholders' equity for the year and the compound annual growth in net income for the five-year period then ended. The performance of PacifiCorp Financial Services was based on the subjective assessment of its achievement of objectives relating to return on assets, reduction of debt and realization of asset values consistent with established reserves.

  Frederick W. Buckman was elected President and Chief Executive Officer of the Company to succeed Mr. Gleason effective February 1, 1994. The Committee, assisted by its outside consultant, developed a total compensation package within the Company's compensation philosophy to attract him to accept the leadership role as President and Chief Executive Officer, and to compensate him for the loss of certain long-term compensation he would sacrifice by accepting the Company's offer. That package included a base salary of $504,116 for 1994, a $50,000 one-time bonus, and a fixed bonus of $252,083 for 1994; a grant of 25,000 shares of restricted stock that will vest over a four-year period; and a grant of up to an additional 25,000 shares of restricted stock to be awarded contingent upon share-for-share purchases by Mr. Buckman. During 1994, Mr. Buckman purchased 23,410 shares of Common Stock and was awarded 23,410 shares pursuant to his agreement.

                                          PERSONNEL COMMITTEE

                                          John C. Hampton
                                          Nolan E. Karras
                                          Robert G. Miller*
                                          Nancy Wilgenbusch
---------------------
* Mr. Miller was appointed to the Personnel Committee on February 8, 1995 replacing C. Todd Conover.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, S&P 500 INDEX AND TOP 50 UTILITIES*

  The following graph provides a comparison of the annual percentage change in the cumulative total shareholder return on the Company's Common Stock, with the cumulative total return of the S&P 500 Index and the top 50 electric utilities, ranked by 1993 revenues, as listed by Salomon Brothers. The comparison assumes $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends. The only change in the companies included in the list of the top 50 electric utilities between 1993 and 1994, other than the mergers and name changes indicated below, was the addition of Midwest Resources.


                             [GRAPH APPEARS HERE]


                                                                    Top 50
Y-Axis Data Points:             PacifiCorp          S&P 500      Utilities
1989                                100.00           100.00         100.00
1990                                104.49            96.89         100.81
1991                                125.39           126.28         132.08
1992                                105.43           135.88         142.67
1993                                109.36           149.52         159.73
1994                                109.33           151.55         141.47


*Allegheny Power System               Florida Progress Corp       PECO, formerly Philadelphia
 American Electric Power              FPL Group Inc                Electric Co.
 Baltimore Gas & Electric             General Public Utilities    Pennsylvania Power & Light
 Boston Edison Co                     Houston Industries Inc      Pinnacle West Capital
 Carolina Power & Light               Illinova Corp., formerly    Potomac Electric Power
 Centerior Energy Corp                 Illinois Power Co          Public Service Co of Colo
 Central & South West Corp            Long Island Lighting        Public Service Entrp
 Cinergy, merger of Cincinnati Gas    Midwest Resources           San Diego Gas & Electric
  & Electric and PSI Resources, Inc.  New England Electric System SCANA Corp
 CMS Energy Corp                      New York State Elec & Gas   SCEcorp
 Consolidated Edison of NY            Niagara Mohawk Power        Southern Co
 Detroit Edison Co                    NIPSCO Industries Inc       TECO Energy Inc
 Dominion Resources Inc               Northeast Utilities         Texas Utilities Co
 DPL Inc                              Northern States Power-MN    Unicom Corp., formerly
 DQE Inc                              Ohio Edison Co               Commonwealth Edison
 Duke Power Co                        Oklahoma Gas & Electric     Union Electric Co
 Entergy Corp, includes merger of     Pacific Gas and Electric Co UtiliCorp United Inc
  Gulf States Utilities Co            PacifiCorp                  Western Resources Inc
                                                                  Wisconsin Energy Corp

                             EXECUTIVE COMPENSATION

  The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries for fiscal years ended December 31, 1994, 1993 and 1992 of those persons who were the Chief Executive Officer of the Company for any portion of 1994 and the other four most highly compensated executive officers of the Company during 1994.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                              --------------------------------- ------------------------------------------
                                                                RESTRICTED   LONG-TERM
NAME AND PRINCIPAL                        ANNUAL   OTHER ANNUAL   STOCK      INCENTIVE       ALL OTHER
POSITION                        SALARY   BONUS (1) COMPENSATION   AWARDS      PAYOUTS     COMPENSATION (2)
------------------            ---------- --------- ------------ ----------   ---------    ----------------
A.M. Gleason (3)........ 1994 $1,003,328 $ 35,035    $   --      $    --      $   --          $ 12,000
 President and Chief     1993    600,000  439,991        --       323,000(4)      --            14,314
 Executive Officer       1992    600,000      --      10,750      317,850(5)      --            16,141
 of the Company
Frederick W. Buckman
 (3).................... 1994    504,116  302,083        --       878,894(6)                     7,180
 President and Chief
 Executive Officer
 of the Company
Charles E. Robinson..... 1994    403,500  322,800        --        87,294(7)      --            10,691
 Chairman, President     1993    387,500  232,500        --        85,500(4)  185,865(7)        12,611
 and Chief Executive     1992    375,000      --         --           --      380,419(7)        12,006
 Officer of Pacific
  Telecom
William J. Glasgow (8).. 1994    287,000  163,954        --           --          --             7,879
 Senior Vice President   1993    286,068  156,710        --        52,250(4)   70,000(9)       289,826(10)
 and Chief Financial     1992    280,000      --       3,626          --      198,000(9)         9,445
 Officer of the Company,
 and President and Chief
 Executive Officer,
 PacifiCorp Holdings,
  Inc.
Verl R. Topham.......... 1994    270,000  103,400        --           --          --             7,856
 Senior VP and           1993    275,000  130,074        --       104,500(4)      --             9,564
 General Counsel         1992    251,002      --         --           --          --            10,277
Paul G. Lorenzini....... 1994    240,000   92,156        --           --          --             7,817
 Senior Vice President   1993    230,000  113,861        --       104,500(4)      --             9,401
                         1992    210,367      --       1,110          --          --             9,219

---------------------
 (1) Please refer to the Personnel Committee Report for a description of the Company's annual executive incentive plans. Incentive amounts are reported for the year in which the related services were performed. May include amounts deferred pursuant to the Compensation Reduction Plan, described in the "Personnel Committee Report on Executive Compensation."

 (2) Amounts shown for 1994 include (a) contributions of $7,500 to the PacifiCorp K Plus Employee Savings and Stock Ownership Plan for Messrs. Gleason, Robinson, Glasgow, Topham and Lorenzini, and $6,515 for Mr. Buckman and (b) $665, $4,500, $3,191, $379, $356 and $317 for the portion of premiums on term life insurance policies for Messrs. Buckman, Gleason, Robinson, Glasgow, Topham and Lorenzini, respectively, paid by the Company. These benefits are available to all employees.

                                        (Footnotes continued on following page.)

 (3) Mr. Gleason served as President and Chief Executive Officer until February 1, 1994, when he was elected Vice Chairman and Mr. Buckman was elected President and Chief Executive Officer. In connection with that transition, the Company agreed to maintain Mr. Gleason's salary for 1994 at the level of his combined salary and bonus for 1993.

 (4) Restricted stock grants made in November 1993 pursuant to the Restated Plan. See "Personnel Committee Report on Executive Compensation" for a description of the Restated Plan. At December 31, 1994, the aggregate value of all restricted stock holdings, based on the market value of the shares at December 31, 1994, without giving effect to the diminution of value attributed to the restrictions on such stock, of Messrs. Buckman, Gleason, Robinson, Glasgow, Topham and Lorenzini, respectively, were $877,431, $603,563, $188,453, $49,844, $99,688 and $99,688, respectively.
     Regular quarterly dividends are paid on the restricted stock.

 (5) Restricted stock grant on December 4, 1992 of 16,300 shares to Mr. Gleason in connection with freezing his base salary for 1992 and 1993 at 1991 levels. Mr. Gleason will forfeit his entire stock grant if he voluntarily terminates his employment or his employment is terminated for cause prior to his normal retirement date. Regular quarterly dividends are paid on the restricted stock.

 (6) Restricted stock granted as part of compensation package. See "Personnel Committee Report on Executive Compensation" for a description of the compensation of the Chief Executive Officer. Regular quarterly dividends are paid on the restricted stock.

 (7) The 1994 amount represents a restricted stock grant made in February 1994 pursuant to the Pacific Telecom Long-Term Incentive Plan 1994 Restatement. Prior to the Restatement, participants in the plan received from zero to 260% of the targeted shares of Pacific Telecom common stock, plus dividend equivalents in cash, upon completion of a performance cycle based on their degree of success in meeting the established long-term objectives. The plan had a four-year performance cycle that ended December 31, 1992. In connection with the restatement of the plan and 1994 restricted stock grants made thereunder, the four-year performance cycle scheduled to end December 31, 1994 was terminated and prorated awards for that performance cycle were made to participants in December 1993. The four-year performance cycle beginning January 1, 1993 and ending December 31, 1996 was terminated without any awards having been made thereunder. For the performance cycle ended December 31, 1992, the performance criteria were relative return on equity compared to an industry composite and earnings per share growth. For the performance cycle ended December 31, 1994, the performance criteria were earnings per share growth and return on equity compared to a five-year Treasury Bond rate. Regular quarterly dividends are paid on the restricted stock.

 (8) Mr. Glasgow resigned his positions with PacifiCorp and its subsidiaries effective February 28, 1995.

 (9) Mr. Glasgow was a participant in the PacifiCorp Financial Services Executive Long-Term Incentive Plan, which had a three-year performance cycle ended December 31, 1992. Participants received from zero to 250% of a target amount, which was determined as a percentage of the participant's base salary, in cash based on their degree of success in meeting established performance objectives. For the performance cycle ended December 31, 1992, the performance criteria were based on continuing efforts to downsize PacifiCorp Financial Services. Effective December 31, 1993, the plan was cancelled with two four-year cycles in progress. The payment shown for 1993 reflects a proration of awards for those cycles in recognition of the achievement of the Company's goals as a result of the decision to accelerate disposition of financial services assets.

(10) Mr. Glasgow, as an employee of NERCO, Inc., the Company's former mining and resource subsidiary, was a participant in a sale incentive program under which participants received a lump sum cash payment equal to their base annual salary upon the closing of the disposition of NERCO, Inc. in 1993.

SEVERANCE ARRANGEMENTS

  Under an Executive Severance Plan adopted by the Company in 1988, each member of the Company's Corporate Policy Group except Mr. Robinson will receive a severance payment equal to twice the executive's total cash compensation during the last full calendar year upon the termination of his employment with the Company. The severance payment will be made to the executive in 24 equal monthly payments following the date of the termination of his employment, and the payments will be terminated by the Company if the executive accepts employment with a competitor of the Company or its affiliates. The Executive Severance Plan does not apply to the termination of an executive for reasons of normal retirement, death or total disability, or to a termination for cause or a voluntary termination. "Voluntary termination" does not include termination following the failure to redesignate an executive to or the removal of an executive from the Corporate Policy Group, or following a material change ordered in an executive's authority, unless such redesignation, removal or change is agreed to by the executive. Under the plan, "cause" for termination includes any act by an executive that is materially contrary to the interests of the Company or its affiliates and the willful and continued failure by an executive to devote his full business time and efforts to the business affairs of the Company. The Personnel Committee of the Board, which has responsibility for administering the plan and interpreting its provisions, has also interpreted the term "cause" to include (but not be limited to) both gross negligence and conduct which indicates a reckless disregard for the consequences thereof, where such negligence or conduct has a material adverse effect on the Company or its affiliated companies. The Executive Severance Plan will terminate on December 31, 1995, unless extended by the Personnel Committee. All executive officers named in the Summary Compensation Table, except Messrs. Gleason and Glasgow, are members of the Corporate Policy Group. Pacific Telecom has adopted an executive severance plan for certain of its executive officers, including Mr. Robinson, which has terms comparable to the Company's plan.

  In connection with his resignation, Mr. Glasgow entered into certain agreements with the Company which provide for, among other things, (i) Mr. Glasgow's receipt of separation pay in an amount equal to his 1994 base salary and bonus, payable semi-monthly over a period of one year beginning March 1, 1995, subject to forfeiture as to remaining payments upon certain conditions, including assisting or accepting employment with a competitor, and (ii) performance by Mr. Glasgow of consulting services for a one year period beginning March 1, 1995 in consideration for fees of $100,000 payable in six monthly installments commencing March 31, 1995, $3,300 per month for the remaining six months and fees payable upon the consummation of certain specified transactions equal to the greater of $200,000 per transaction or an amount that the Chief Executive Officer of the Company, in his discretion, determines is appropriate.

RETIREMENT PLANS

  The Company and most of its subsidiaries have adopted noncontributory defined benefit retirement plans (Retirement Plans) for their employees (other than employees subject to collective bargaining agreements that do not provide for coverage). Certain executive officers, including the executive officers named in the Summary Compensation Table, are also eligible to participate in the Company's non-qualified Supplemental Executive Retirement Plan ("SERP"). The following description assumes participation in both the Retirement Plans and the SERP. Participants receive benefits at retirement payable for life based on length of service with the Company or its subsidiaries and average pay in the 60 consecutive months of highest pay out of the last 120 months, and pay for this purpose would include salary and bonuses as reflected in the Summary Compensation Table above. Actuarially equivalent alternative forms of benefits are also available at the participant's election. Retirement benefits are reduced to reflect Social Security benefits as well as certain prior employer retirement benefits. Participants are entitled to receive full benefits upon normal retirement (after age 65 with at least 15 years of service or after age 62 with at least 30 years of service). Participants are also entitled to receive reduced benefits upon early retirement after age 55 and at least five years of service.

  The following table shows the estimated annual retirement benefit payable upon normal retirement age at age 65 as of January 1, 1995. Amounts in the table reflect payments from the Retirement Plans and the SERP combined.

                 ESTIMATED ANNUAL PENSION AT NORMAL RETIREMENT

          FINAL AVERAGE                YEARS OF CREDITED SERVICE
          ANNUAL PAY AT       --------------------------------------------------------
         RETIREMENT DATE         5              15             25             30
         ---------------      --------       --------       --------       --------
           $  200,000         $ 43,333       $130,000       $130,000       $130,000
              400,000           86,667        260,000        260,000        260,000
              600,000          130,000        390,000        390,000        390,000
              800,000          173,333        520,000        520,000        520,000
            1,000,000          216,667        650,000        650,000        650,000

---------------------
(1) The benefits shown in the table above assume that the individual will remain in the employ of the Company until normal retirement at age 65 and that the plans will continue in their present form. Amounts shown above do not reflect the Social Security offset.

(2) The number of credited years of service used to compute benefits under the plans for Messrs. Gleason, Robinson, Glasgow, Topham and Lorenzini are 30, 30, 7, 23 and 8, respectively.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended December 31, 1994, and prior fiscal years, each of its executive officers, directors and persons who own more than ten percent of the Company's Common Stock filed all reports required by Section 16(a).

                                 ANNUAL REPORT

  The Company's Annual Report for the year 1994 is being mailed to shareholders with this proxy statement.

                     METHOD AND COST OF SOLICITING PROXIES

  The cost of the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, employees of the Company may request the return of proxies personally, by telephone or telegraph. The Company will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's stock to execute proxies. In addition, the Company has retained Georgeson & Company, Inc. to aid in the solicitation at a fee not to exceed $18,000 plus expenses.

                                 OTHER MATTERS

  SHAREHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY STATEMENT. A shareholder proposal to be considered for inclusion in proxy material for the Company's 1996 Annual Meeting must be received by the Company not later than November 30, 1995.

  SHAREHOLDER PROPOSALS NOT IN THE COMPANY'S PROXY STATEMENT. Shareholders wishing to present proposals for action at this annual meeting or at another shareholders' meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

  SHAREHOLDER NOMINATIONS FOR DIRECTORS. Shareholders wishing to directly nominate candidates for election to the Board of Directors must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as defined above. The notice shall set forth (a) as to each person whom the shareholder proposes to nominate (i) all information relating to such person that is required to be disclosed in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, and (ii) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected; and (b) as to the shareholder giving the notice
(i) the name and address of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. If the shareholder is not a shareholder of record at the time of giving the notice, the notice must be accompanied by appropriate documentation of the shareholder's claim of beneficial ownership. No person shall be eligible to serve as a director of the Company unless nominated in accordance with the procedures set forth in the Bylaws. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

  OTHER BUSINESS. The Board of Directors does not intend to present any business for action of the shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their judgment on such matters.

  Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it promptly in the enclosed stamped return envelope.

                                          By Order of the Board of Directors

                                          Sally A. Nofziger
                                          Vice President and Corporate
                                           Secretary

                            GRAPHICS APPENDIX LIST
                            ----------------------

EDGAR Version                    Typeset Version
-------------                    ---------------

  TX]11 X-Axis Information: Years from left to right 1989, 1990, 1991, 1992, 1993, and 1994

                                 Y-Axis Information: Dollars from bottom to top 80, 100, 120, 140, 160, and 180

                                 Legend Description: Solid line with diamond data points, PacifiCorp; Short broken lines with circle data points, S&P 500; Medium broken lines with square data points, Top 50 Utilities

PROXY                             PACIFICORP                               PROXY


     The undersigned hereby appoints Frederick W. Buckman, C. Todd Conover and Keith R. McKennon and each of them, proxies with power of substitution, to vote in behalf of the undersigned at the Annual Meeting of Shareholders of PacifiCorp on May 10, 1995, and at any adjournment thereof, all shares of the undersigned in PacifiCorp. The proxies are instructed to vote as follows:*

Item 1. Election of Directors.
        Nominees:  Class II  Kathryn A. Braun, Richard C. Edgley,
                             Robert G. Miller, Verl R. Topham
                   Class III Peter I. Wold

    ___ FOR all nominees listed (except as marked to the contrary above)
                   (to withhold your vote for any nominee
         strike a line through the nominee's name in the list above)

           ___ WITHHOLD AUTHORITY to vote for all nominees listed.

Item 2. Approval of Deloitte & Touche LLP FOR ___ AGAINST ___ ABSTAIN ___ as auditor

(The Board of Directors recommends a vote FOR Items 1 and 2.)

*PACORP, as custodian under the Company's Dividend Reinvestment and Stock Purchase Plan, Harris Trust and Savings Bank, as trustee under the Company's
K Plus Employee Savings and Stock Ownership Plan and Trust, and First Interstate Bank of Utah as trustee for the Utah Power & Light Employee Savings and Stock Purchase Plan of PacifiCorp, are instructed to execute a proxy, with identical instructions, for any shares held for my benefit.

                 PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY

                          (Continued from other side)

     The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, they will be voted for the directors and for the auditor. The proxies may vote in their discretion as to other matters that may come before the meeting.

     Receipt is acknowledged of the notice and proxy statement relating to this meeting.

--------------------------------------------------------------------------------
Signature                     Date          Signature if held jointly       Date


--------------------------------------------------------------------------------


IMPORTANT:  Please sign exactly as name(s)       To facilitate meeting
            appear above.                        arrangements,
                                                 please indicate the
                                                 number of persons in
THIS PROXY IS SOLICITED BY THE BOARD OF          your party planning to
DIRECTORS                                        attend.

                                                 Please mark, date, sign and
                                                 return proxy card promptly.